Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rock Creek Pharmaceuticals, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Third Amended and Restated Rock Creek Pharmaceuticals, Inc. 2008 Incentive Award Plan, filed on the date hereof, of our reports dated March 12, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) and its Subsidiaries (the “Company) included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2014, filed on March 12, 2015.

/s/ Cherry Bekaert LLP

Richmond, Virginia

May 11, 2015